Exhibit 99.1

PRESS RELEASE

Calyxt Reports Financial Results for Fourth Quarter and Full-Year 2017

As of March 13th, successfully contracted over 11,500 high-oleic / no trans-fat soybean acres with over 60 growers.

Partnership with Farmer’s Business Network, Inc. (FBN) to expand distribution and grower base of identity-preserved high oleic soybeans in the upper Midwest; Launched FBN seed distribution and 2018 High Oleic Premium Grower Program

Around a dozen small to large food company customers engaged across food services and food ingredient applications

Advanced two product candidates from ‘discovery’ to ‘phase 1’ development

New concept-to-fork facility in Roseville, Minn., on track for completion in Spring 2018

Minneapolis-St. Paul, Minn., March 13, 2018 – Calyxt, Inc. (NASDAQ: CLXT), a consumer-centric, food- and agriculture-focused company, today announced its results for the three-month period ended December 31, 2017 and for the year ended December 31, 2017.

Investor Call Details

Calyxt will host an investor call on March 14, 2018 at 8:00 am Eastern Time to discuss its financial results and provide a general business update.

The live dial-in information for the conference call is:

US & Canada only: 877-407-9747

International: 412-902-0044

In addition, a replay of the call will be available for 6 months following the conference by calling 877-660-6853 (Toll Free US & Canada); 201-612-7415 (Toll Free International). The archived webcast of this event may be accessed through the Calyxt website.

Webcast URL (Archived for 6 months): http://calyxt.equisolvewebcast.com/q4-2017

“At Calyxt, we are pioneering a business model as a specialty food ingredient company, based on our proprietary, industry-leading gene editing technology platform, called TALEN®. We have made tremendous progress in the commercial preparation of our High Oleic Soybean product by contracting over 11,500 acres with over 60 farmers as of March 13th. This is just our first product and we are thrilled by the pace of development and possibilities that gene editing brings to the agricultural space as a whole.” Federico Tripodi, CEO Calyxt.

Corporate highlights

Planting Update - On Track for the Commercialization of High Oleic Soybeans

As of March 13th, Calyxt has contracted over 11,500 acres with 60 farmers in the Upper Midwest. Overall, these growers collectively farm over 125,000 acres, half of which are expected to produce soybeans. More than a quarter of the soybeans that are anticipated to be planted by these farmers consist of Calyxt’s high-oleic variety.

Calyxt’s recent partnership with Farmer’s Business Network, Inc. (FBN) added to the distribution and grower base of Calyxt’s identity-preserved high-oleic soybeans across the upper Midwest region, including South Dakota and Minnesota.

In December 2017, Calyxt launched the seed distribution and 2018 High Oleic Premium Grower Program with the Farmer Business Network. With access to a growing network of progressive farmers covering the entire U.S., we are building out our grower program with FBN.

On the food customer side, around 12 small to large food company customers are currently engaged across food services and food ingredient applications to test Calyxt’s high oleic soybean oil.

Alfalfa Product Candidate Designated as Non-Regulated by USDA and two product candidates advanced from ‘discovery’ to ‘phase 1’ development

In October, Calyxt and S&W Seeds announced that Calyxt’s first alfalfa product candidate has been designated by the USDA as a non-regulated article under the USDA APHIS’s “Am I Regulated?” Process.

This improved quality alfalfa developed using Calyxt’s proprietary gene editing technology TALEN® is Calyxt sixth product candidate to be confirmed as a non-regulated article by the USDA together with Calyxt’s high oleic soybean, high oleic / low linolenic soybean, powdery mildew resistant wheat, cold storable potato and reduced browning potato.

Calyxt now has nine product candidates in Phase 1 development or higher across soybean, wheat, canola, potato and alfalfa crops. The two products most recently entering Phase 1 are herbicide-tolerant wheat, our third wheat product candidate, and improved oil composition canola, our first canola product candidate, which entered Phase 1 during the third quarter of 2017. We believe that canola and wheat represent major growth opportunities for Calyxt.

New concept-to-fork facility in Roseville, Minn., on track for completion in Spring 2018

Calyxt’s new 11-acre concept-to-fork facility will house Calyxt’s nearly 40,000-square-foot headquarters, state-of-the-art research labs and a test kitchen. The new facility is being constructed adjacent to Calyxt’s recently completed 11,000+square-foot greenhouses and existing outdoor demonstration plots.

Financial Highlights

Cash and cash equivalents were $56.7 million at December 31, 2017. The highlight of 2017 was the successful initial public offering (IPO) in July, which provided $58 million of net proceeds after underwriter discounts and fees. Cellectis remains our majority shareholder with 79.7% of our common stock as of December 31, 2017. In September 2017, we completed a sale-leaseback transaction with respect to our Roseville, Minnesota headquarters and lab facilities, in which we received approximately $7 million for the sale of the property and entered into a lease agreement with an initial twenty-year term. We intend to continue to judiciously manage the use of cash and expect to have sufficient cash to fund the business through the mid-2019.

For the fourth quarter and full year of 2017, we had a net loss of $6.8 million and $26.0 million respectively. The net loss includes non-cash stock option expense related to grants from 2014 to 2017 for the fourth quarter and full year of $2.1 million and $12.1 million respectively. Our operating cash spend for the 12 months ending December 31, 2017 was $12.8 million or approximately $1.1 million per month.

Looking forward towards 2018, we anticipate that our operating cash spend will increase as we continue to expand our R&D team to advance key products in the portfolio and build out or commercial capabilities. For the first quarter of 2018, we project a cash burn rate in the range of $6.0 to $7.0 million. This increased cash spend reflects spending in the first half of 2018 on high oleic soybean seed production to support our Spring product launch, a continued expansion of our R&D team to advance key products in the portfolio and the build-out of our commercial capabilities.

Calyxt, Inc.

Balance Sheets

(expressed in thousands, except share data and per share data)

	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$56,664	$5,026
Trade accounts receivable	—	110
Due from related parties	167	47
Prepaid expenses and other current assets	626	282

Total current assets	57,457	5,465
Property and equipment, net	14,353	10,994
Other long-term assets	357	164

Total assets	$72,167	$16,623

Liabilities and stockholders’ equity
Current liabilities:
Due to related parties	$1,350	$1,712
Accounts payable	1,023	357
Accrued salaries, wages, and other compensation	945	332
Accrued liabilities	893	363
Deferred revenue	43	101

Total current liabilities	4,254	2,865
Non-current deferred revenue	289	639
Financing lease obligation	10,148	—

Total liabilities	14,691	3,504
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized, 27,718,780 and 19,600,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively	3	2
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued or outstanding as of December 31, 2017 and 2016, respectively	—	—
Additional paid-in capital	112,021	41,685
Accumulated deficit	(54,548)	(28,568)

Total stockholders’ equity	57,476	13,119

Total liabilities and stockholders’ equity	$72,167	$16,623

Calyxt, Inc.

Statements of Operations

(expressed in thousands except shares outstanding and per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenue	$508	$399	$1,272
Operating expenses:
Cost of revenue	—	200	751
Research and development	11,556	5,638	2,766
Selling, general and administrative	14,741	6,670	3,569

Total Operating expenses	26,297	12,508	7,086

Loss from operations	(25,789)	(12,109)	(5,814)
Interest expense	(1)	(5)	(261)
Foreign currency transaction (loss) gain	(190)	28	186

Loss before income taxes	(25,980)	(12,086)	(5,889)

Income tax expense	—	—	—

Net loss	$(25,980)	$(12,086)	$(5,889)

Basic and diluted loss per share	$(1.12)	$(0.62)	$(0.88)

Weighted average shares outstanding—basic and diluted	23,153,661	19,600,000	6,725,740

Calyxt, Inc.

Statements of Stockholders’ Equity

(expressed in thousands except shares outstanding)

					Total
			Additional		Stockholders’
	Shares	Common	Paid-In	Accumulated	Equity
	Outstanding	Stock	Capital	Deficit	(Deficit)
Balances at January 1, 2015	2,450,000	$—	$47	$(10,483)	$(10,436)

Issuance of common stock	—	—	—	—	—
Capital contributed to Parent	17,150,000	2	39,998	—	40,000
Dividend to parent	—	—	—	(110)	(110)
Stock options exercised	—	—	—	—	—
Stock-based compensation	—	—	692	—	692
Net loss	—	—	—	(5,889)	(5,889)
Balances at December 31, 2015	19,600,000	$2	$40,737	$(16,482)	$24,257

Issuance of common stock	—	—	—	—	—
Stock options exercised	—	—	—	—	—
Stock-based compensation	—	—	948	—	948
Net loss	—	—	—	(12,086)	(12,086)

Balances at December 31, 2016	19,600,000	$2	$41,685	$(28,568)	$13,119

Issuance of common stock	8,050,000	1	57,979	—	57,980
Stock options exercised	68,780	—	265	—	265
Stock-based compensation	—	—	12,092	—	12,092
Net loss	—	—	—	(25,980)	(25,980)

Balances at December 31, 2017	27,718,780	$3	$112,021	$(54,548)	$57,476

Calyxt, Inc.

Statements of Cash Flows

(expressed in thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities
Net loss	(25,980)	(12,086)	(5,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	551	345	147
Stock-based compensation	12,092	948	692
Changes in operating assets and liabilities:
Trade accounts receivable	110	107	25
Due to/from related parties	(482)	1,702	(1,265)
Prepaid expenses and other assets	(537)	(387)	59
Accounts payable	665	53	(28)
Accrued salaries, wages and other compensation	613	88	93
Accrued liabilities	591	137	40
Deferred revenue	(408)	(144)	(565)

Net cash used in operating activities	$(12,785)	$(9,237)	$(6,691)

Investing activities
Purchases of property and equipment	(779)	(10,424)	(665)

Net cash used in investing activities	$(779)	$(10,424)	$(665)

Financing activities
Proceeds from common stock issuance	61,292	—	—
Costs incurred related to the issuance of stock	(3,312)	—	—
Capital contribution from Parent	—	—	30,000
Advances from Parent	3,000	—	2,050
Repayment of advances from Parent	(3,000)	—	(200)
Dividend to Parent	—	—	(110)
Proceeds from the exercise of stock option	265	—	—
Cash received for land and other improvements as a part of the financing lease obligation	6,957	—	—

Net cash provided by financing activities	$65,202	$—	$31,740

Net increase (decrease) increase in cash and cash equivalents	51,638	(19,661)	24,384
Cash and cash equivalents—beginning of period	5,026	24,687	303

Cash and cash equivalents—end of period	$56,664	$5,026	$24,687

Supplemental cash flow information
Interest paid	$200	$5	$261
Supplemental non-cash investing and financing transactions
Property and equipment included in financing lease obligation	$3,130	$—	$—

About Calyxt

Calyxt, Inc. is a consumer-centric, food- and agriculture-focused company. Calyxt is pioneering a paradigm shift to deliver healthier food ingredients, such as healthier oils and high fiber wheat, for consumers and crop traits that benefit the environment and reduce pesticide applications, such as disease tolerance, for farmers. Calyxt develops non-transgenic crops leveraging processes that occur in nature by combining its leading gene-editing technology and technical expertise with its innovative commercial strategy. Calyxt is located in Minneapolis-St. Paul, MN, and is listed on the Nasdaq market (ticker: CLXT).

For further information please visit our website: www.calyxt.com

Calyxt™ and the corporate logo are trademarks owned by Calyxt, Inc.

TALEN® is a registered trademark owned by the Cellectis S.A.

For further information, please contact:

Media contacts

Jennifer Moore, VP Communications

Phone: 917-580-1088

email: media@calyxt.com

Caitlin Kasunich / Nick Opich

KCSA Strategic Communications

212.896.1241 / 212.896.1206

email: ckasunich@kcsa.com / nopich@kcsa.com

Investor Relations contact

Simon Harnest, VP Corporate Strategy and Finance

Phone: 646-385-9008

email: simon.harnest@calyxt.com

Calyxt Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled

“Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.